Exhibit 3.20

Now known as IQVIA Biotech LLC

NOVELLA CLINICAL LLC

Limited Liability Company Agreement

THIS LIMITED LIABILITY COMPANY AGREEMENT of NOVELLA CLINICAL LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), is executed effective as of January 1, 2015, by its sole member, Quintiles, Inc., a North Carolina corporation.

ARTICLE I

FORMATION OF THE COMPANY

1.1. Formation. The Company was formed on January 1, 2015, upon the filing with the Secretary of State of the Certificate of Formation of the Company. The Company was formed upon the conversion of Novella Clinical Inc., a Delaware corporation.

1.2. Name. The name of the Company is Novella Clinical LLC. The Member may change the name of the Company from time to time, provided appropriate amendments to this Agreement and the Certificate of Formation and necessary filings under the Act are first obtained.

1.3. Registered Office and Registered Agent. The Company’s registered office within the State of Delaware and its registered agent at such address shall be as determined from time to time by the Member.

1.4. Principal Place of Business. The principal place of business of the Company shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5. Purposes and Powers. The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6. Term. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7. Nature of Member’s Interest. The interests of the Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither the Member nor any successor, representative, or assign of the Member shall have any right, title, or interest in or to any Company property.

1.8. Status of the Company. Solely for federal and state income tax purposes and pursuant to Treasury Regulations Section 301.7701-3, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes

(including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member. The Company shall be specifically identified as “Novella Clinical LLC” in all writings, including stationery, invoices, business cards and checks. The Company’s property and financial accounts shall be completely separate from and not commingled with the property or accounts of the Member.

ARTICLE II

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Member” means any Person admitted to membership in the Company in addition to the Member.

“Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State, as amended or restated from time to time.

“Distribution” means any money or other property distributed to the Member with respect to the Member’s Membership Interest, but shall not include any payment to the Member for materials or services rendered or any reimbursement to the Member for expenses incurred by the Member in accordance with this Agreement.

“Member” means Quintiles, Inc., a North Carolina corporation, or any other Person who succeeds to its entire Membership Interest in the Company in accordance with this Agreement or the Act.

“Membership Interest” means all of the Member’s rights in the Company, including without limitation, the Member’s right to receive Distributions, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

“Secretary of State” means the Secretary of State of Delaware.

“Transfer” means (i) as a verb, to sell, assign, transfer, or otherwise dispose of property, including without limitation an interest in the Company, and (ii) as a noun, the act of taking any of the actions described in clause (i).

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III

MANAGEMENT OF THE COMPANY BY MEMBER

The Member shall be solely responsible for the management of the Company and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of the Company and to transact business on the Company’s behalf, and to sign for the Company or on its behalf or otherwise to bind the Company; provided that, pursuant to Article IV of this Agreement, the Member may delegate responsibility for the day-to-day management of the Company to one or more officers retained by the Member.

ARTICLE IV

OFFICERS

4.1. Officers; Election. The Member may appoint a President, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, and one or more Assistant Secretaries and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person. The Member may also empower the President of the Company to appoint such other officers as the business of the Company may require. The officers of the Company designated by the Member as of the date hereof are listed on Exhibit A hereto.

4.2. Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Member electing any officer, each officer shall serve at the pleasure of the Member or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Member or to the President of the Company. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Member may remove any officer with or without cause at any time. Any officer who has been appointed by the President pursuant to Section 4.1 above may be removed with or without cause by the President or any other officer upon whom such power of removal may be conferred by the Member. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled by the Member.

4.3. President. If the Member has appointed a President, the general management and executive authority of the Company and the responsibility for carrying out the policies adopted by the Member shall be vested in the President of the Company who shall have general charge and supervision of the business of the Company. He or she shall have power to sign all stock certificates, contracts and other instruments of the Company which are authorized and shall have general supervision and direction of all of the other officers, employees, and agents of the Company.

4.4. Vice Presidents. The Vice President or Vice Presidents, if any, at the request of the President or in the absence or disability of the President, shall perform the duties of the President, and when so acting shall have the powers of the President. If there be more than one Vice President, the Member may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Member, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties. The Vice President or Vice Presidents shall have such other powers and perform such other duties as may be assigned to such Vice President or Vice Presidents by the Member or the President.

4.5. Secretary. If the Member has appointed a Secretary, the Secretary shall have the duty to record actions of the Company approved by the Member, shall be custodian of the records of the Company, and shall pe1form all duties incident to the office of secretary of a corporation and such other duties may be assigned to him or her by the Member or the President.

4.6. Chief Financial Officer. The Chief Financial Officer, if there be such an officer, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company and shall deposit or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall be selected from time to time by or under authority of the Member. If required by the Member, the Chief Financial Officer shall give a bond for the faithful discharge of his or her duties, with such surety or sureties as the Member may determine. The Chief Financial Officer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Company and shall render to the Member, whenever requested, an account of the financial condition of the Company. In general, the Chief Financial Officer shall perform all the duties incident to the office of treasurer of a corporation and such other duties as may be assigned to him or her by the Member or the President.

4.7. Other Officers. The other officers, if any, of the Company shall have such powers and duties in the management of the Company as shall be stated in a resolution adopted by the Member and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Member. The Member may require any officer, agent or employee to give security for the faithful performance of his duties.

4.8. Compensation. The compensation of the officers shall be fixed from time to time by the Member.

ARTICLE V

INDEMNIFICATION

5.1. Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Indemnitee, or a person for whom the Indemnitee is the legal representative, is or was after the date of this Agreement, an officer of the Company or, while an officer of the Company, is or was after the date of this Agreement serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 5.3, the Company shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Member.

5.2. Prepayment of Expenses. The Company may, in its discretion, pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified under this Article V or otherwise.

5.3. Claims. If a claim for indemnification or payment of expenses under this Article V is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

5.4. Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article V shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, any provision of the Certificate of Formation or this Agreement, or otherwise.

5.5. Other Sources. The Company’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a manager, director, officer, employee or agent of another limited liability company or a corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such limited liability company, corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

5.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

5.7. Other Indemnification and Prepayment of Expenses. This Article V shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

5.8. Insurance. The Company may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee and incurred by such Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Company would have the power or the obligation to indemnify such Indemnitee against such liability under the provisions of this Article V.

ARTICLE VI

LIMITATION ON LIABILITY

The Member shall not be required to make any contribution of cash or other property to the capital of the Company, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return Distributions made to it under certain circumstances as required by the Act. The Company shall indemnify the Member to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Member, provided the Member shall reimburse the Company for such advance in the event it is ultimately determined that the Member is not entitled to be indemnified by the Company against such expenses.

ARTICLE VII

DISTRIBUTIONS

7.1. Interim Distributions. The Company may make Distributions to the Member at such times as the Member shall determine.

7.2. Distribution in Liquidation. Upon liquidation of the Company, liquidation proceeds shall be distributed in accordance with the provisions of Section 9.2.

7.3. Limitations upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.

ARTICLE VIII

TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

The Member may at any time Transfer all of its Membership Interest. The transferee of the Member’s entire Membership Interest shall become a member of the Company and the transferring Member shall cease to be a member of the Company upon consummation of the Transfer, provided that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member’s federal and state income tax liability for the year of the Transfer. The Member may Transfer less than all of its Membership Interest and the Company may admit any Person as an Additional Member if such admission is approved by the Member, in which case this Agreement shall be amended to reflect the change in the Company’s income tax classification that would result from such Transfer or admission.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1. Dissolution Events. The Company will be dissolved upon the happening of either of the following events:

(a) The Member elects to dissolve the Company; or

(b) The entry of a decree of judicial dissolution under the Act.

9.2. Liquidation. Upon the happening of any of the events specified in Section 9.1, the Member, or any liquidating trustee elected by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Member to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 9.2(c); and thereafter

(c) To the Member.

9.3. Certificate of Cancellation. Upon the dissolution and the completion of the winding up of the Company, the Member shall cause a Certificate of Cancellation to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution and winding up of the Company.

ARTICLE X

MISCELLANEOUS

10.1. Records. The records of the Company will be maintained at the Company’s principal place of business, or at such other place selected by the Member, provided that the Company keep at its principal place of business the records required by the Act to be maintained there.

10.2. Amendments. This Agreement may be amended only by a writing signed by the Member.

10.3. Survival of Rights. This Agreement shall inure to the benefit of the successors and assigns of the Member.

10.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

10.5. Severability. If any provision, sentence, phrase, or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

10.6. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of the Member. No creditor of the Company or of the Member will be entitled to require the Company or the Member to solicit or accept any loan or additional capital contribution for the Company or to require the Company enforce any right which the Company may have against the Member, whether arising under this Agreement or otherwise.

10.7. No Certificate. The Membership Interest shall not be represented by a certificate.

[signature page follows]

[signature page to Limited Liability Company Agreement of Novella Clinical LLC]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be executed as of the date first set forth above.

THE MEMBER:

QUINTILES, INC.,
a North Carolina corporation

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Vice President

Exhibit A

Officers

Andrews, R. David	Vice President
Dyer, Nick	Vice President, Business Development
Erlinger, James H. ID	Secretary
Estrada, Santiago M.	Assistant Secretary
King, Rob	Vice President, Clinical Operations
Lambert, Charles	Vice President, Finance
Rose, Kim L.	Assistant Secretary
Santoro, Frank M.D.	Chief Medical Officer
Stafford, Paula Brown	President
Stallings, Rob	Executive Vice President, Resourcing
Staub, W. Richard III	Senior Vice President

AMENDMENT NO. 1 TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOVELLA CLINICAL LLC

This AMENDMENT NO. 1 (this “Amendment”) is made as of November 2, 2017, to that certain Limited Liability Company Agreement (the “LLC Agreement”) of Novella Clinical LLC (the “Company”), dated as of January 1, 2015, by Quintiles, Inc., as the sole member of the Company (the “Member”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

WHEREAS, pursuant to Section 10.2 of the LLC Agreement, the LLC Agreement may be amended only by a writing signed by the Member; and

WHEREAS, the Member wishes to amend the LLC Agreement as specified herein; NOW THEREFORE, the LLC Agreement is hereby amended as follows:

1. Amendments. Section 10.7 of the LLC Agreement is hereby amended and restated as follows:

Certificate for Membership Interest. The Membership Interest shall be represented by a certificate and shall be deemed to be a security governed by Article 8 of the Uniform Commercial Code of the State of Delaware.

2. Effect of Amendment. Except as expressly amended by this Amendment, the LLC Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the LLC Agreement to “this Agreement,” “hereof” or any similar term shall be deemed to refer to the LLC Agreement, as amended by this Amendment.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first written above.

QUINTILES, INC.

By:	/s/ James Erlinger
Name:	James Erlinger
Title:	Secretary